SETTLEMENT AND MUTUAL RELEASE AGREEMENT

LEWIS JAFFE

and

SVI MEDIA, INC.

October 16, 2007

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

I

PARTIES

THIS SETTLEMENT AND MUTUAL RELEASE AGREEMENT (the “Agreement”) is entered into with an effective date of the 16th day of October, 2007 (“Effective Date”), by and between LEWIS JAFFE, an individual residing in the State of California (“Jaffe”); and, SVI MEDIA, INC., a Nevada corporation formerly known as OXFORD MEDIA, INC. (“SVI”). Jaffe and SVI are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

II

RECITALS

A.         Jaffe was employed by SVI as its Chief Executive Officer (“CEO”) in order to render services generally associated with the CEO of a public company similar in size to SVI.

B.         Jaffe’s employment with SVI was subject to a written Executive Employment Agreement effective 15 February 2007 (the “Employment Agreement”), providing the terms and conditions of Jaffe’s employment with SVI.

C.         Jaffe also currently serves as a member of the Board of Directors of SVI (the “SVI Board”).

D.         Jaffe desires to tender his resignation as the CEO of SVI and terminate his employment relationship with SVI, with said termination to have an effective date of 31 October 2007.

E.         Jaffe also desires to resign from the SVI Board, with said resignation to be effective as of and on the 17th day of October 2007.

F.         The Parties mutually desire to have Jaffe voluntarily terminate his employment relationship without dispute or cause, effective as of 31 October 2007 (the “Employment Termination Date”), and to terminate his status as a member of the Board effective as of 17 October 2007 (the “Board Termination Date”). SVI conditionally agrees to the terms and conditions of this Agreement provided Jaffe: (i) enters into and complies with all of the terms and conditions of this Agreement, including but not limited to the provision of assurances to SVI that he will not assert any claims of any kind against SVI arising out of the Employment Agreement and his status as a member of the SVI Board; and, (ii) abides by and honors his obligations to maintain and protect the Trade Secrets and Confidential Information of SVI and its affiliates, subsidiaries, predecessors, parents, related businesses and entities.

G.        Jaffe conditionally offers to voluntarily terminate his employment relationship with SVI without dispute, effective as of the Employment Termination Date, and to terminate his status as a member of the SVI Board effective as of the Board Termination Date, in exchange for valid consideration to be transferred by SVI hereunder, so long as SVI enters into and complies with all of the terms and conditions of this Agreement, including but not limited to the provision of assurances to Jaffe that SVI will not assert any claims of any kind against Jaffe arising out of Jaffe’s employment with SVI and his status as a member of the SVI Board.

H.        The Parties agree that so long as both Parties satisfy their respective obligations hereunder that the Employment Agreement will be terminated in all respects except as otherwise expressly provided for herein, and both Parties will waive any and all rights, remedies, and recoveries under the Employment Agreement.

I.          This Agreement shall specifically encompass all claims and related factual and legal circumstances noted above (collectively, the “Claims”). As such, it is the intent of the Parties that their respective rights and obligations to each other from this day forward shall be determined exclusively under the terms of this Agreement, and that this Agreement supersedes, amends and restates any other employment agreements between the Parties.

J.          All Parties are desirous of settling the Claims and releasing each other from all future liability.

K.         NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

III

RELEASE

3.1        Exchange. In consideration of the execution of this Agreement, the payments and obligations described below to be made or satisfied, as appropriate, by SVI, the satisfaction of the obligations of each of the respective Parties hereunder, and other good and valuable consideration, the receipt and value of which is hereby confirmed, Jaffe on the one hand, and SVI on the other hand, shall hereby fully, finally and forever settle and release each other from any and all claims, losses, fines, penalties, damages, demands, judgments, debts, obligations, interests, liabilities, causes of action, breaches of duty, costs, expenses, judgments and injunctions of any nature whatsoever, whether known or unknown, arising out of or related to the relationships between the Parties prior to the Effective Date, specifically including, but not limited to, the Claims (cumulatively referred to as the “Released Claims”).

3.2        Complete Release and Hold Harmless. All Parties, for themselves, itself, their heirs, executors, administrators, successors, and assigns, hereby agree to release, discharge and hold harmless each other and the other’s directors, employees, shareholders, managers, officers, members, affiliates, subsidiaries, predecessors, parents, related businesses and entities, attorneys and each of their successors and assigns from any and all known and unknown claims of every nature and kind whatsoever which they now or hereafter may have with respect to each other and/or the Claims, notwithstanding Section 1542 of the California Civil Code, which provides that:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

All rights under §1542 of the California Civil Code, as well as under any other statutes or common law principles of similar effect, are hereby expressly, fully, knowingly, intentionally and forever waived and relinquished by the Parties. Each Party hereby acknowledges that each understands the significance and consequences of such waiver under §1542 of the California Civil Code, and that each had the opportunity to seek the advice of legal counsel of its choice.

3.3        Scope of Jaffe’s Release. Jaffe further expressly understands that the rights being waived hereunder specifically include, but are not limited to, any and all claims under (as any of the same may be amended from time to time) Title VII of the Civil Rights Act of 1964; Sections 1981 and 1983 of the Civil Rights Act of 1866; Equal Pay Act; Americans with Disabilities Act; Age Discrimination in Employment Act; Employee Retirement Income Security Act; Fair Labor Standards Act; Family and Medical Leave Act; WARN Act; the United States and California Constitutions; California Fair Employment and Housing Act; California Family Rights Act; California Labor Code; any applicable California Industrial Welfare Commission Wage Order; with respect to the foregoing constitutional and statutory references, any comparable constitution, statute or regulation of any other state; all claims of discrimination or harassment on account of race, sex, sexual orientation, national origin, religion, disability, age, pregnancy, veteran’s status, or any other protected status under any federal or state statute; any federal, state or local law enforcing express or implied employment contracts or covenants of good faith and fair dealing; any federal, state or local laws providing recourse for alleged wrongful discharge or constructive discharge, termination in violation of public policy, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and any similar or related claim; together with any claim under any other local, state or federal law or constitution governing employment, discrimination or harassment in employment, or the payment of wages or benefits, whether or not now known, suspected or claimed, which Jaffe ever had, now has, or may claim to have in the future as of the date of this Agreement. This Agreement and the scope of the release by Jaffe hereunder expressly includes any statutory claims, including, but not limited to, claims under the Age Discrimination in Employment Act (the “ADEA”) and the Older Workers’ Benefit Protection Act (“OWBPA”), except that this Agreement does not waive rights or claims under the ADEA which may arise after the Effective Date of this Agreement.

3.4       After Acquired Information. The Parties acknowledge that they may hereafter discover information, facts, or circumstances different from or in addition to those which they now know or believe to be true. Except as otherwise provided herein to the contrary, this Agreement shall remain in full force and effect in all respects notwithstanding such discovery, and the Parties expressly accept and assume the risk of such possible additions to or differences from those facts now known or believed to be true.

3.5       Enforceability. The enforceability of this Agreement is conditioned upon each respective Party satisfying its respective obligations hereunder.

3.6       Assignment of Released Claims. The Parties hereby covenant that none of the Released Claims has been assigned to any other person, and that no other person has any interest in any of the Released Claims. In the event any other person asserts any interest with respect to the Released Claims, then the Party breaching this covenant shall fully defend and indemnify the Party against whom such claim is asserted for any and all damages, costs, and fees of any kind.

3.7       Specific Exclusion. It is expressly understood that the release contained in this Agreement does not encompass or include any of the following:

(a)        The promises and obligations of the Parties under this Agreement.

(b)        The promises and obligations of Jaffe under the Employment Agreement intended to survive termination, as reflected in Section 6.5, below.

(c)        The intentionally willful, tortious, or criminal acts of either Party after the execution of this Agreement.

3.8       No Admission of Liability. Notwithstanding the terms and conditions of this Agreement, execution hereof shall in no manner or form constitute the admission of liability or responsibility of either Party in respect to the Claims.

IV

TERMINATE OF EMPLOYMENT AND BOARD RELATIONSHIP

4.1       Voluntary Termination of Employment. The Parties agree that Jaffe has voluntarily terminated his employment with SVI, and that his last day of employment by and with SVI shall be deemed to be the 31st day of October, 2007. As of the Employment Termination Date and as additional consideration hereunder, Jaffe shall have voluntarily resigned any and all positions he held in and with SVI. Notwithstanding the Employment Termination Date, the Employment Agreement shall be deemed to be terminated, except for those provisions contained therein which specifically are to survive termination, as of and on the Effective Date.

4.2       Voluntary Resignation from the SVI Board. The Parties agree that Jaffe has voluntarily resigned from the SVI Board, and that his resignation shall be effective as of 17 October 2007. As of the Board Termination Date and as additional consideration hereunder, Jaffe shall have voluntarily resigned from the SVI Board, and SVI shall continue to provide and afford Jaffe with all indemnification protection as was in place at the time of the Board Termination Date. The Parties agree that no other amounts of any kind are owed by SVI to Jaffe in regard to his tenure as a member of the SVI Board

4.3       Payment of Amounts Owed to Jaffe. The Parties hereby agree to the following payments which shall represent all amounts due Jaffe for unpaid and accrued wages and benefits, if applicable, including but not limited to sick leave, vacation time, severance, and all other amounts which may be due to Jaffe from SVI hereafter under the Employment Agreement, and Jaffe shall neither make, nor be entitled to any other amounts:

4.3.1.    Accrued Salary. The Parties agree that the total amount of accrued salary owed to Jaffe is Ninety Two Thousand Five Hundred Seventy Six Dollars and Ninety Two Cents ($92,576.92), which amount is referred to herein as the “Accrued Salary”. The Accrued Salary will continue to be owed by SVI to Jaffe, without imposition of any interest or further amounts, and will be due and immediately payable upon the earlier of the following to occur: (i) the sale of substantially all of SVI’s assets or outstanding shares of stock; or, (ii) SVI reports that it is profitable in any Form 10K or 10Q filed with Securities and Exchange Commission.

4.3.2.    Accrued Vacation Pay. The Parties agree that the total amount of accrued vacation pay owed to Jaffe is Twenty Five Thousand Eight Hundred Twenty Three Dollars ($25,823), which amount is referred to herein as the “Accrued Vacation”. The Accrued Vacation will continue to be owed by SVI to Jaffe, without imposition of any interest or further amounts, and will be paid, in-full, on or before 05 November 2007.

4.3.2.    Health Insurance Coverage. The Parties hereby agree that as additional consideration hereunder, SVI, at its sole cost and expense, shall maintain in full force and effect the health insurance benefits provided to Jaffe for a period of twelve (12) months from the Effective Date. Thereafter, such coverage shall terminate, unless Jaffe makes a proper election to continue such coverage under COBRA, in which case all such benefits shall be at his sole cost and expense. Any and all other coverage of any kind extending beyond the terms and conditions of this Agreement will be solely at the expense of Jaffe and subject to the terms and conditions of the documents governing the medical plan. It is the sole responsibility of Jaffe to comply with said terms and conditions, and SVI will have no liability for the future failure of Jaffe to acquire COBRA coverage.

4.4       Express Waiver of Any Other Amounts. Jaffe hereby acknowledges that he is not entitled to receive, and will not claim, any damages, rights, benefits, or compensation other than as expressly set forth in this Agreement. Specifically, no vacation, benefits, earned or paid time off, or other accrual-based benefits of any kind (“Post Termination Benefits”) will accrue, vest or otherwise be credited to Jaffe after the Effective Date. Jaffe expressly waives, foregoes, and denies any right or claim to such Post Termination Benefits and acknowledges that no compensation, remuneration, or other form of payment or benefit is forthcoming based thereon, other than as the Parties expressly agree under Article V, below.

V

CONTINUED SERVICES

5.1       Transition Period. The Parties have agreed that Jaffe’s employment will terminate as of and on the Employment Termination Date. During and throughout the period commencing on the Effective Date and continuing up to and until the Employment Termination Date (the “The Transition Period”), the Parties shall be bound by the following:

(a)        During the Transition Period SVI shall pay to Jaffe the base salary, at the same intervals, as in effect as of the Effective Date, with said base salary guaranteed during the Transition Period unless Jaffe shall terminate his employment prior to the end of the Transition Period. It is expressly understood that the base salary does not include any other benefits or allowances (such as a car allowance or a phone allowance, for example), and that no such payments will be made to SVI to Jaffe unless expressly agreed upon by the Parties in writing.

(b)        Jaffe shall render those services to SVI during the Transition Period as instructed by the SVI Board.

5.2        Contractor Services. Subsequent to the Employment Termination Date Jaffe may render services to SVI in the capacity as an “independent contractor” (as that term is commonly defined in a business and tax context), with the Parties further bound by the following with regard to such services and relationship (the “Contractor Services”):

(a)        Such Contractor Services shall be rendered at the express agreement of the Parties, with no obligation on either Party to enter into such Contractor Services.

(b)        All Contractor Services shall be defined by the SVI Board, with Jaffe compensated as an independent contractor at a rate equal to Jaffe’s base salary as of the Effective Date, paid in accordance with SVI’s then payroll policies.

(c)        The Contractor Services shall be rendered, if at all, on a week-to-week basis, terminable at-will at any time by either Party.

VI

CONFIDENTIALITY AND BUSINESS RELATED PROVISIONS

6.1        Non-Disclosure of Business Information. Jaffe shall not at any time, either directly or indirectly use, divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any confidential information concerning any matters affecting or relating to the business of SVI, including, but not limited to, the names, buying habits, or practices of any of its customers, its marketing methods and related data, the names of any of its vendors or suppliers, costs of materials, the prices it obtains or has obtained or at which it sells or has sold its products or services, manufacturing and sales, costs, lists or other written records used in SVI's business, compensation paid to employees and other terms of employment, or any other confidential information of, about or concerning the business of SVI, its manner of operation, or other confidential data of any kind, nature, or description. The Parties hereby stipulate that as between them, the foregoing matters are important, material, and confidential trade secrets and affect the successful conduct of the SVI's business and its goodwill, and that any breach of any term of this paragraph is a material breach of this Agreement.

6.2        Non-Solicitation of Employees. During and continuing for a period of three (3) years after the Effective Date of this Agreement, Jaffe shall not, directly or indirectly, cause or induce, or attempt to cause or induce, any employee of SVI to terminate his or her employment with SVI, as such employment exists at any time following the Effective Date.

6.3        Return of Materials. Prior to execution of this Agreement Jaffe delivered to SVI all property, to the best of Jaffe’s knowledge, in his possession and which were required to be returned to SVI under this Agreement. Jaffe shall promptly deliver to SVI all further equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer disks and data bases, computer programs and reports, computer software, and all other written, graphic and computer generated or stored records relating to the business of SVI which are or have been in the possession or under the control of Jaffe.

6.4        No Disparaging Remarks. Neither Party shall make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the other or any of the parties released hereunder. Nothing herein shall preclude either Party from complying with a subpoena or other lawful process.

6.5        Nondisclosure of Trade Secret/Confidential Information. Jaffe shall not at any time, whether during or subsequent to the execution of this Agreement, unless specifically consented to in writing by SVI, either directly or indirectly use, divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any Confidential Information concerning any matters affecting or relating to the business of SVI, including, but not limited to, the names, buying habits, or practices or Confidential Information of any of its customers, Customer Accounts, its marketing methods and related data, the names of any of its vendors or suppliers, costs of materials, the prices it obtains or has obtained or at which it sells or has sold its products or services, manufacturing and sales, costs, lists or other written records used in SVI’s business, operations, production, facilities, equipment, machinery, processes, formulas, engineering, programs, methods, intellectual property, patents, trademarks, licensed marks, trade names, service marks (collectively, “Intellectual Property”),  compensation paid to employees and other terms of employment, or any other Confidential Information of, about or concerning the business of SVI , its manner of operation, or other confidential data of any kind, nature, or description. The Parties hereby stipulate that as between them, all of the foregoing matters shall be referred to as “Confidential Information”, and are important, material, and confidential business “Trade Secrets” and affect the successful conduct of the SVI’s business and its goodwill, and that any breach of any term of this Section 6.5 is a material breach of this Agreement giving rise to immediate termination thereof.

6.5.1.    “Customer Accounts”. As used herein, the term “Customer Accounts” shall mean all accounts of SVI and its affiliates, related businesses, predecessors, successors, subsidiaries, licensees, and business associations, whether now existing or hereafter developed or acquired, including any and all accounts developed or acquired by or through the efforts of Jaffe.  Without regard to whether any of the matters in this Agreement would otherwise be deemed confidential, material, or important, the Parties hereto stipulate that as between them the matters stated as Confidential Information in this Agreement are confidential, material, and important and gravely affect the effective and successful conduct of the business of SVI or its goodwill and that any breach of the terms of this Section 6.5 will be a material breach of this Agreement and shall constitute grounds for immediate termination thereof.

6.5.2.    Misuse of Confidential Information. In the event that Jaffe breaches this Agreement and releases SVI Confidential Information or Trade Secrets, Jaffe shall fully indemnify, defend, pay, save, and hold SVI harmless from any and all claims, costs, judgments, and damages, including reasonable attorney's fees and expenses of council, which are incurred as a direct or indirect consequence thereof.

6.5.3.   Proprietary Rights. Jaffe acknowledges SVI’s exclusive right, title and interest in and to its Intellectual Property, Confidential Information, Trade Secrets and registrations and the goodwill of the business symbolized thereby (collectively, “Proprietary Rights”) and will not, at any time, do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of SVI’s right, title, ownership and interest therein.

VII

ADDITIONAL REPRESENTATIONS AND OBLIGATIONS

7.1       Consideration Period. This Agreement has been delivered to Jaffe on the 30th day of September, 2007. Jaffe shall have twenty-one (21) days to consider and sign this Agreement. Pursuant to Section 7.3, below, Jaffe has been encouraged to seek legal counsel to consider and review this Agreement. To the extent Jaffe does not use the full 21-days within which to consider signing this Agreement, Jaffe’s signature hereto shall serve as Jaffe’s express written waiver of this period and of any and all claims, rights, or causes of action of any kind against SVI of any kind arising out of Jaffe’s voluntary decision to execute this Agreement and waive this consideration period.

7.2       Revocation Period. Upon execution of this Agreement, Jaffe shall have seven (7) days to revoke the Agreement. Any such revocation by Jaffe must be in writing and delivered to SVI pursuant to the notice requirements under Article VIII, below. If timely revoked by Jaffe, this Agreement will not be effective or enforceable, and all Parties shall be immediately released of all obligations hereunder, with no affect on any of the claims each Party may otherwise possess.

7.3       Independent Legal Counsel. The Parties to this Agreement warrant, represent, and agree that in executing this Agreement, they do so with full knowledge of the rights each may have with respect to the other Party, and that each has received, or has had the opportunity to receive, independent legal advice as to these rights. Each of the Parties has executed this Agreement with full knowledge of these rights, and under no fraud, coercion, duress, or undue influence.

7.4       Waiver of Age Discrimination Claim. Jaffe understands that the release contained in this Agreement had to meet certain requirements to constitute a valid release of any claims under the Age Discrimination in Employment Act (“ADEA”), and Jaffe hereby represents that all such requirements were in fact satisfied. These requirements required the following, each of which has in fact been satisfied: (i) execution of this Agreement by Jaffe has been knowing and voluntary, and free from duress, coercion and mistake of fact; (ii) this Agreement is in writing and is understandable; (iii) this Agreement has waived current ADEA claims explicitly; (iv) this Agreement has not waived future ADEA claims; (v) the release by Jaffe hereunder of ADEA claims has been paid for with something to which Jaffe was not already entitled; (vi) this Agreement has advised Jaffe to consult an attorney; (vii) this Agreement has given Jaffe twenty-one (21) days to consider the ADEA release contained in this Agreement; and, (viii) this Agreement has given Jaffe seven (7) days within which to revoke the ADEA release contained in this Agreement after execution.

7.5       Public Reporting. During and throughout the Transition Period Jaffe shall continue to timely execute for filing all documents required to be filed by SVI under the applicable rules and regulations of the Securities and Exchange Commission.

VIII

ADDITIONAL PROVISIONS

8.1       Executed Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by fax or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Each of the Parties hereby expressly forever waives any and all rights to raise the use of a fax machine or E-Mail to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or E-Mail, as a defense to the formation of a contract.

8.2       Successors and Assigns. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

8.3       Article and Section Headings. The article and section headings used in this Agreement are inserted for convenience and identification only and are not to be used in any manner to interpret this Agreement.

8.4       Severability. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Agreement.

8.5       Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that the Superior Court of California, County of Orange, shall be the sole jurisdiction and venue for the bringing of such action.
8.6       Entire Agreement. This Agreement, and all references, documents, or instruments referred to herein, contains the entire agreement and understanding of the Parties hereto in respect to the subject matter contained herein. The Parties have expressly not relied upon any promises, representations, warranties, agreements, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes any and all prior written or oral agreements, understandings, and negotiations between the Parties with respect to the subject matter contained herein.

8.7       Additional Documentation. The Parties hereto agree to execute, acknowledge, and cause to be filed and recorded, if necessary, any and all documents, amendments, notices, and certificates which may be necessary or convenient under the laws of the State of California.

8.8       Attorney’s Fees. If any legal action (including arbitration) is necessary to enforce the terms and conditions of this Agreement, the prevailing Party shall be entitled to costs and reasonable attorney’s fees.

8.9       Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

8.10     Remedies.

8.10.1.  Specific Performance. The Parties hereby declare that it is impossible to measure in money the damages which will result from a failure to perform any of the obligations under this Agreement. Therefore, each Party waives the claim or defense that an adequate remedy at law exists in any action or proceeding brought to enforce the provisions hereof.

8.10.2.  Cumulative. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

8.11      Waiver. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition.

8.12      Assignability. This Agreement is not assignable by either Party without the expressed written consent of all Parties.

8.13      Notices. All notices, requests and demands hereunder shall be in writing and delivered by hand, by facsimile transmission, by mail, by telegram or by recognized commercial over-night delivery service (such as Federal Express, UPS or DHL), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by facsimile transmission, upon telephone confirmation of receipt of same; (c) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; (d) if by telegram, upon telephone confirmation of receipt of same; or, (e) if by recognized commercial over-night delivery service, upon such delivery.

8.14      Time. All Parties agree that time is of the essence as to this Agreement.

8.15      Agreement to Arbitrate. THE PARTIES HEREBY AGREE TO WAIVE UNCONDITIONALLY AND IRREVOCABLY THE RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION THAT MAY AT ANY TIME, DIRECTLY OR INDIRECTLY, ARISE OUT OF OR IN CONNECTION WITH ANY ASPECT OF THE RELATIONSHIP BETWEEN JAFFE AND SVI, ITS OFFICERS, AGENTS AND EMPLOYEES, INCLUDING BUT NOT LIMITED TO THE TERMINATION OF JAFFE’S EMPLOYMENT, RIGHTS AND DUTIES AS A SHAREHOLDER, OR YOUR EMPLOYMENT WITH SVI, TO THE EXTENT LEGALLY ALLOWABLE. This means that both Parties irrevocably, unconditionally, and exclusively agree that any controversy or claim arising out of or relating to Jaffe’s employment which cannot be otherwise resolved pursuant to the terms hereof, or any dispute between the Parties, shall be resolved by binding arbitration in Orange County, California. The arbitration shall be administered by Judicial Arbitration and Mediation Services, the Company (“JAMS”), or another mutually agreed upon neutral service, in its Orange County office. The arbitrator shall be a retired Superior Court Judge of the State of California affiliated with JAMS. Judgment upon the award rendered by the arbitrator may be entered and enforced in any court having jurisdiction thereof. THE AWARD OF THE ARBITRATOR SHALL BE BINDING, FINAL, AND NON-APPEALABLE. The arbitrator shall not have any power to alter, amend, modify, or change any of the terms of this Agreement, the Employment Agreement, the Convertible Note, or the Supplemental Agreement, or to grant any remedy which is either prohibited by the terms of this Agreement or not available in a court of law. Any action brought to enforce the provisions of this section shall be brought in the Orange County Superior Court. All other questions regarding Jaffe’s employment, including but not limited to the interpretation, enforcement of this Agreement (other than the right to arbitrate), and the rights, duties and liabilities of the parties to Jaffe’s employment shall be governed by California law. The costs of the arbitration, including any JAMS administration fee, and arbitrator’s fee, and costs of the use of facilities during the hearings, shall be borne by SVI; however, the Parties shall be solely responsible for their own attorney’s fees and costs. Attorney’s fees and costs may be awarded to the prevailing party at the discretion of the arbitrator as part of the award. In any arbitration proceeding conducted pursuant to the provisions of this Agreement, both parties shall have the right to conduct all discovery, to call witnesses and to cross-examine the opposing party’s witnesses, either through legal counsel, expert witnesses or both, to the fullest extent allowed by California law, as though before any Court or tribunal of the State. Both Parties expressly understand and agree on behalf of their heirs, executors, administrators, successors, and assigns, that the rights being waived hereunder specifically include, but are not limited to, any and all civil claims in State or Federal Courts under (as any of the same may be amended from time to time) Title VII of the Civil Rights Act of 1964; Sections 1981 and 1983 of the Civil Rights Act of 1866; Equal Pay Act; Americans with Disabilities Act; Age Discrimination in Employment Act; Federal or State Retirement Income Security Acts; Fair Labor Standards Act; Family and Medical Leave Act; WARN Act; the United States and California Constitutions; California Fair Employment and Housing Act; California Family Rights Act; California Labor Code; any applicable California Industrial Welfare Commission Wage Order; with respect to the foregoing constitutional and statutory references, any comparable constitution, statute or regulation of any other state; all claims of discrimination or harassment on account of race, sex, sexual orientation, national origin, religion, disability, age, pregnancy, veteran’s status, or any other protected status under any federal or state statute; any federal, state or local law enforcing express or implied employment contracts or covenants of good faith and fair dealing; any federal, state or local laws providing recourse for alleged wrongful discharge or constructive discharge, termination in violation of public policy, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and any similar or related claim; together with any claim under any other local, state or federal law or constitution governing employment, discrimination or harassment in employment, or the payment of wages or benefits, which each Party may have in any way related to Jaffe’s employment, to the extent legally allowable. This Agreement and the scope of the release hereunder expressly includes any statutory claims, including, but not limited to, claims under the Age Discrimination in Employment Act (the “ADEA”) and the Older Workers’ Benefit Protection Act (“OWBPA”), to the extent legally allowable. Although the intent of this Agreement is to benefit both Parties by mutually agreeing upon a single forum for the resolution of any and all disputes or grievances between them, notwithstanding the foregoing limitations, this Agreement shall not be interpreted to preclude or waive any Party’s available remedies under, or rights to, filing, submitting or hearing of matters before any of the above regulatory or administrative entities, commissions or boards to the extent such rights cannot by law be waived.

8.16     Waiver of Trial. IN ACCORDANCE WITH THE AGREEMENT OF THE PARTIES TO ARBITRATE ALL DISPUTES PURSUANT TO SECTION 8.15, ABOVE, EACH PARTY HEREBY WAIVES TRIAL IN ANY ACTION, PROCEEDING OR COUNTER CLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN. THE PROVISIONS OF THIS SECTION 8.16 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.16 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

8.17      Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties, and each Party has had the opportunity to be represented by independent legal counsel of its choice. This Agreement is the product of the work and efforts of all Parties, and shall be deemed to have been drafted by all Parties. In the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

8.18      Recitals. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

8.19      Best Efforts. The Parties shall use and exercise their best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future.

8.20      Definitional Provisions. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii) wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and plural; (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others; (iv) the words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (v) all references to designated “Articles”, “Sections”, and to other subdivisions are to the designated Articles, Sections, and other subdivisions of this Agreement as originally executed; (vi) all references to “Dollars” or “$” shall be construed as being United States dollars; (vii) the term “including” is not limiting and means “including without limitation”; and, (viii) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the date of this Agreement and as may be subsequently amended.

IX

EXECUTION

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties, and shall be effective as of and on the Effective Date set forth in Section 1, above.

THE PARTIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT. ITS CONTENTS AND THE RELEASE CONTAINED HEREIN HAVE BEEN FULLY EXPLAINED TO THEM BY THEIR ATTORNEYS, OR THEY HAVE VOLUNTARILY ELECTED NOT TO SEEK THE ADVICE OF AN ATTORNEY. THE PARTIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES OR REPRESENTATIONS MADE TO EACH OF THE PARTIES ABOUT THIS AGREEMENT, OR TO INDUCE THEM TO SIGN THIS AGREEMENT, ARE CONTAINED IN THIS AGREEMENT. THE PARTIES ARE SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITHOUT COMPULSION, COERCION, FRAUD, OR DURESS.

JAFFE:	SVI:

SVI MEDIA, INC.,
___________________________	a Nevada corporation
LEWIS JAFFE

DATED: ___________________	BY: ___________________________

NAME: ________________________

TITLE: ________________________

DATED: _______________________